Exhibit 10.11

Sigurdur Olafsson

5 West Serafin Way

Towaco, NJ 07082

May 19, 2014

Dear Siggi:

You have been identified as a key contributor to the success of Actavis plc, its subsidiaries and affiliates (the “Company”) and the success of its pending acquisition and integration of Forest Laboratories, Inc. (the “Forest Transaction”). In recognition of your anticipated contributions, the Company is pleased to offer you the incentive award as set forth below, which is contingent upon your acceptance of the terms of this letter agreement.

In the event your employment with the Company is terminated during calendar year 2014 (a) by the Company without Cause (as defined in Appendix A), (b) by you after the consummation of the Forest Transaction, or (c) by you after the Company has publicly disclosed through a press release your anticipated separation from the Company, provided that you make the effective date of your termination no earlier than July 1, 2014, (unless the Company decides to release you from your duties before hand at their sole discretion) and no later than December 31, 2014, you will be eligible to receive, subject to you signing, delivering and not revoking a resignation and release in a form reasonably satisfactory to the Company (a “Release”): (i) a lump sum payment equal to the sum of two times your current annual base salary and two times your annual cash incentive bonus (calculated based on the higher of your target bonus or the highest bonus you have received in the two years prior to your termination, whichever is greater); and (ii) both the First Retention Bonus and Second Retention Bonus as defined under the terms of the November 7, 2013 retention letter between Actavis plc and you (the “Retention Letter”), as if your termination were deemed a termination by the Company without Cause (as defined therein) and without taking the First and Second Retention Date (as defined therein) into consideration. The Company further agrees that, upon your execution of the Release, it will waive any claims for reimbursement pursuant to the undated Domestic Relocation Reimbursement Agreement between you and Watson Pharmaceuticals, Inc. (now known as Actavis, Inc.). The Company further acknowledges that, subject to your continuing obligations of confidentiality pursuant to the Employee Proprietary Information and Invention Agreement (“Invention Agreement”) you signed in connection with your employment, you are not subject to any non-competition agreement that restricts your activities after your separation of employment from the Company. Any amounts payable to you pursuant to this letter agreement shall be reduced, dollar for dollar, by and not be in addition to any cash severance benefits which you would otherwise be entitled to receive pursuant to any Severance Pay Plan (including the Change of Control Severance Pay Plan) of the Company or any offer letter or employment agreement with the Company. You also acknowledge that payment of the First Retention Bonus and Second Retention Bonus pursuant to this letter agreement will satisfy the Company’s obligations under the terms of the Retention Letter. In addition to the benefits described in this letter, and subject to your execution of the Release, you will also be entitled to continued health and welfare benefits under the Company’s plans at the employee rate for you and your eligible dependents for up to twenty four months from the date of your termination, as provided by the Company’s Employee

Severance Pay Plan, provided that your eligibility for such health and welfare benefits will terminate upon your commencement of employment with a company that offers substantially similar health and welfare benefits to you and your eligible dependents. The forgoing benefits and compensation shall be paid to you subject to your delivery, execution and non-revocation of a Release and such amounts shall be paid to you within 30 days after your qualifying termination of employment, and if the 30-day period during which the severance benefits may be paid spans two calendar years, the payment shall be made in the later calendar year.

For the avoidance of doubt, you will not be eligible to receive any of the payments or other benefits provided for in this letter agreement if (i) the Company terminates your employment for Cause, (ii) you fail to resign as a director of Actavis plc upon the earlier of the consummation of the Forest Transaction or the date your employment terminates or (iii) your employment with the Company is not terminated on or before December 31, 2014.

By signing this letter agreement, you acknowledge that you remain bound by the terms of Invention Agreement and that the provisions of the Invention Agreement shall remain in full force and effect. In accordance with your existing and continuing obligations under the Invention Agreement, you agree that as of the date of your termination of employment you will return to the Company all materials required to be returned pursuant to the Invention Agreement, as well as any other Company property in your possession. Further, and in consideration for the payments and other benefits provided in this letter agreement, you agree that you will not, for a period of one (1) year after the date of your termination of employment, directly or indirectly solicit for employment (or cause or seek to cause to leave the employment of the Company) any employee of the Company.

This letter does not change, in any way, the nature of your employment relationship with the Company. You or the Company may terminate your employment at any time, for any reason, with or without Cause, except to the extent otherwise expressly provided by any written agreement between you and the Company. The compensation and benefits provided in this letter are intended to be compliant with Section 409A of the Internal Revenue Code and the provisions hereof shall be interpreted and administered consistently with such intent.

We are confident we can count on your continued support. On behalf of the Company, I thank you for your contributions to the Company’s success. Please indicate your acknowledgement and acceptance of this offer by signing and returning a copy of the letter.

Sincerely yours,

/s/ Paul M. Bisaro

Paul M. Bisaro

Chairman and Chief Executive Officer

Date

Acknowledgement

I have read, understand and accept the terms set forth in this letter.

/s/ Sigurdur Olafsson	May 19, 2014

Date

Appendix A

“Cause” For the purposes of this letter agreement, “Cause” shall mean the occurrence of any of the following events on or after acceptance of this letter agreement, and upon written notice to Executive and a reasonable opportunity for the Executive to cure such event (which opportunity shall be thirty (30) days unless the event is not susceptible to being cured, within the judgment of the Board): (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (ii) gross neglect, willful malfeasance or gross misconduct against the Company or any of its affiliates; (iii) conviction or plea of guilty or nolo contendere to a felony which felony, conviction, or plea materially impacts the Company economically or the Company’s reputation, as reasonably determined by the Board; (iv) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry unless such refusal is made upon the advice of the Company’s general counsel or its external counsel; or (vi) substantial and willful failure to render services in accordance with the terms of Executive’s employment (other than as a result of illness, accident, or other physical or mental incapacity) or other material breach of Executive’s duties and responsibilities). For the purposes of clauses (ii), (iv) and (vi) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and with reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. Notwithstanding the foregoing, the Company shall not have “Cause” to terminate Executive’s employment in connection with any of the foregoing events to the extent that the Company shall have either consented to such event or the extent that ninety (90) days shall have elapsed following the date that the Company becomes aware of such event without delivering notice to the Executive (“Cause Notice”).